Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

THE TOPPS COMPANY, INC.

at

$10.75 Net Per Share

by

UD Company, Inc.

a wholly-owned subsidiary of

THE UPPER DECK COMPANY

June 25, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We, UD Company, Inc., a Delaware corporation and a wholly-owned subsidiary of The Upper Deck Company, a Nevada corporation, are offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The Topps Company, Inc., a Delaware corporation (the “Company”), at $10.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in our Offer to Purchase dated June 25, 2007, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated June 25, 2007;

2.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Mellon Investor Services LLC, the Depositary for the Offer, by the expiration of the Offer;

4.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

6.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 24, 2007 (THE “EXPIRATION DATE”), UNLESS EXTENDED, IN WHICH EVENT “EXPIRATION DATE” MEANS THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED, SHALL EXPIRE.

We will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. We will pay all stock transfer taxes applicable to our purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Tuesday, July 24, 2007, unless the Offer is extended.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

UD COMPANY, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF UD COMPANY, INC., THE UPPER DECK COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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